Exhibit 4.1

FORM OF

SHIPBUILDING CONTRACT

FOR

THE CONSTRUCTION

OF

ONE (1) 170,500 DWT CLASS BULK CARRIER

(HULL NO. HN-101[  ])

BETWEEN

GOLDEN OCEAN GROUP LIMITED
OR ITS NOMINEE

(AS BUYER)

AND

DAEHAN SHIPBUILDING CO., LTD.
(AS BUILDER)

3.	Documents To Be Delivered To The Buyer	18
4.	Tender Of The Vessel	19
5.	Title And Risk	19
6.	Removal Of The Vessel	19
ARTICLE VIII - DELAYS AND EXTENSIONS OF TIME (FORCE MAJEURE)		21
1.	Causes Of Delay	21
2.	Notice Of Delays	21
3.	Right To Cancel For Excessive Delay	21
4.	Definition Of Permissible Delays	22
ARTICLE IX - WARRANTY OF QUALITY		23
1.	Guarantee Of Material And Workmanship	23
2.	Notice Of Defects	23
3.	Remedy Of Defects	23
4.	Extent Of The Builder’s Liability	24
ARTICLE X - PAYMENT		27
1.	Currency	27
2.	Terms Of Payment	27
3.	Demand For Payment	28
4.	Method Of Payment	28
5.	Refund By The Builder	29
6.	Total Loss	29
7.	Discharge Of Obligations	29
8.	Refund Guarantee	30
9.	Performance Guarantee	30
ARTICLE XI - BUYER’S DEFAULT		31
1.	Definition Of Default	31
2.	Effect Of The Buyer’s Default On Or Before The Delivery Of The Vessel	31
ARTICLE XII - BUYER’S SUPPLIES		34
1.	Responsibility Of The Buyer	34
2.	Responsibility Of The Builder	34
ARTICLE XIII - ARBITRATION		36
1.	Appointment Of The Arbitrator	36
2.	Laws Applicable	36
3.	Proceedings	36
4.	Alteration Of Delivery Of The Vessel	37
ARTICLE XIV - SUCCESSORS AND ASSIGNS		38
ARTICLE XV - TAXES AND DUTIES		39
1.	Taxes	39
2.	Duties	39
ARTICLE XVI - PATENTS, TRADEMARKS AND COPYRIGHTS		40
1.	Patents, Trademarks And Copyrights	40
2.	Rights to the Specifications, Plans, etc.	40
ARTICLE XVII - INTERPRETATION AND GOVERNING LAW		41
ARTICLE XVIII - NOTICE		42
ARTICLE XIX - EFFECTIVENESS OF THIS CONTRACT		43
ARTICLE XX - EXCLUSIVENESS		44
EXHIBIT “A”		A-1
EXHIBIT “B”		B-1

SHIPBUILDING CONTRACT

THIS CONTRACT, made on this 30th day of November, 2006 by and between GOLDEN OCEAN GROUP LIMITED or its nominee, a corporation organized and existing under the laws of Bermuda with its principal office at Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton HM 08, Bermuda (hereinafter called the “BUYER”), the party of the first part and DAEHAN SHIPBUILDING CO., LTD., a corporation organized and existing under the laws of the Republic of Korea, having its principal office at 748, Woodoo-Ri, Dolsan-Up, Yeosu City, Jeonnam, Korea (hereinafter called the “BUILDER”), the party of the second part,

WITNESSETH:

In consideration of the mutual covenants contained herein, the BUILDER agrees to design, build, launch, equip and complete one (1) 170,500 DWT Class Bulk Carrier as described in Article I hereof (hereinafter called the “VESSEL”) at the BUILDER’s shipyard in Haenam, Korea (hereinafter called the “SHIPYARD”) and to deliver and sell the VESSEL to the BUYER, and the BUYER agrees to accept delivery of and purchase from the BUILDER the VESSEL, according to the terms and conditions hereinafter set forth :

(End of Preamble)

ARTICLE I - DESCRIPTION AND CLASS

1.	DESCRIPTION

The VESSEL shall have the BUILDER’s Hull No, HN-101[  ] and shall be constructed, equipped and completed in accordance with the Specifications for Hull Nos. HN-1015/1016, dated 30th November, 2006 and General Arrangement Plan attached thereto (hereinafter called respectively the “SPECIFICATIONS” and the “PLAN”) signed by both parties, which shall constitute an integral part of this CONTRACT although not attached hereto.

The SPECIFICATIONS and the PLAN are intended to explain each other and anything shown on the PLAN and not stipulated in the SPECIFICATIONS or anything stipulated in the SPECIFICATIONS and not shown on the PLAN shall be deemed and considered as if included in both. Should there be any inconsistencies or contradictions between the SPECIFICATIONS and the PLAN, the SPECIFICATIONS shall prevail. Should there be any inconsistencies or contradictions between this CONTRACT and the SPECIFICATIONS, this CONTRACT shall prevail.

2.	BASIC DIMENSIONS AND PRINCIPAL PARTICULARS OF THE VESSEL

(a)	The basic dimensions and principal particulars of the VESSEL shall be

Length, overall	about	289.0 M

Length, between perpendiculars	about	279.0 M

Breadth, moulded	about	45.0 M

Depth to Upper Deck, moulded	about	24.2 M

Design draft, moulded, in seawater of specific gravity of 1.025	about	16.5 M

Scantling draft, moulded, in seawater of specific gravity of 1.025	about	17.8 M

Deadweight on the above moulded design draft of 16.5 M		155,000 M/T

Deadweight on the above moulded scantling draft of 17.8 M	about	170,500 M/T

Cubic capacity of cargo hold (incl. hatch coaming)	about	191,500 M3

Main propulsion engine	MAN B&W 6S70MC-C MCR: 18,660KW x 91.0 RPM NCR: 16,794KW x 87.9 RPM

Service speed at 16.5 meters design draft at the condition of clean bottom and in calm and deep sea with main engine developing a NCR of 16,794 KW with 15.0 per cent (15.0%) sea margin.	15.4 Knots

Specific fuel consumption of the main engine with tolerance of +5% applying I.S.O. reference conditions to the result of official shop test at a MCR of 18,660 KW using marine diesel oil having lower calorific value of 10,200 Kcal per Kg.
169.0 gr/KW.HR

The details of the above particulars as well as the definitions and method of measurements and calculations are as indicated in the SPECIFICATIONS.

(b)
The dimensions may be slightly modified by the BUILDER, who also reserves the right to make changes to the SPECIFICATIONS and the PLAN if found necessary to suit the local conditions and facilities of the SHIPYARD, the availability of materials and equipment, the introduction of improved production methods or otherwise, subject to the approval of the BUYER which the BUYER shall not withhold unreasonably.

3.	CLASSIFICATION, RULES AND REGULATIONS

(a)
The VESSEL shall be built in compliance with the rules and regulations of Det Norske Veritas (hereinafter called the “CLASSIFICATION SOCIETY”), in force as of the date of this CONTRACT, to be classed and registered as +1A1, Bulk Carrier ESP, CSR, BC-A, Holds 2, 4, 6 and 8 may be empty, E0, BIS, GRAB(20), ES(S) and also to comply with the rules and regulations, in force as of the date of this CONTRACT, as described in the SPECIFICATIONS,

(b)
The BUILDER shall arrange with the CLASSIFICATION SOCIETY for the assignment by the CLASSIFICATION SOCIETY of representative(s) to the VESSEL during construction. All fees and charges incidental to classification of the VESSEL in compliance with the above specified rules, regulations and requirements of this CONTRACT shall be for the account of the BUILDER.

(c)	The decision of the CLASSIFICATION SOCIETY as to whether the VESSEL complies with the regulations of the CLASSIFICATION SOCIETY shall be final and binding upon the BUILDER and the BUYER.

4.	SUBCONTRACTING

The BUILDER may, at its sole discretion and responsibility, subcontract any portion of the construction work of the VESSEL.

5.	NATIONALITY OF THE VESSEL

The VESSEL shall be registered by the BUYER at its own cost and expense under the laws of the Republic of the Marshall Islands with its home port of Majuro at the time of its delivery and acceptance hereunder.

(End of Article)

ARTICLE II - CONTRACT PRICE

The contract price of the VESSEL delivered to the BUYER at the SHIPYARD shall be United States Dollars Eighty One Million only (US$81,000,000.-) (hereinafter called the “CONTRACT PRICE”) which shall be paid plus any increases or less any decreases due to adjustment or modifications, if any, as set forth in this CONTRACT. The above CONTRACT PRICE shall include payment for services in the inspection, tests, survey and classification of the VESSEL which will be rendered by the CLASSIFICATION SOCIETY and shall not include the cost of the BUYER’s supplies as stipulated in Article XII.

The CONTRACT PRICE also includes all costs and expenses for supplying all necessary drawings as stipulated in the SPECIFICATIONS except those to be furnished by the BUYER for the VESSEL in accordance with the SPECIFICATIONS.

(End of Article)

ARTICLE III - ADJUSTMENT OF THE CONTRACT PRICE

The CONTRACT PRICE of the VESSEL shall be adjusted as hereinafter set forth in the event of the following contingencies. It is hereby understood by both parties that any adjustment of the CONTRACT PRICE as provided for in this Article is by way of liquidated damages and not by way of penalty.

1.	DELAYED DELIVERY

(a)
No adjustment shall be made and the CONTRACT PRICE shall remain unchanged for the first thirty (30) days of the delay in delivery of the VESSEL [ending as of 12 o’clock midnight Korean Standard Time on the thirtieth (30th) day of delay] beyond the Delivery Date calculated as provided in Article VII.1. hereof.

(b)
If delivery of the VESSEL is delayed more than thirty (30) days beyond the date upon which the delivery is due from the BUILDER under the terms of this CONTRACT, then, beginning at midnight of the thirtieth (30th) day after such due date, the CONTRACT PRICE of the VESSEL shall be reduced by U.S. Dollars Twenty Five Thousand (US$25,000.-) for each full day of delay.

However, unless the parties agree otherwise, the total amount of deduction from the CONTRACT PRICE shall not exceed the amount due to cover the delay of one hundred and eighty (180) days after thirty (30) days of the delay in delivery of the VESSEL at the rate of deduction as specified hereinabove.

(c)
But, if the delay in delivery of the VESSEL continues for a period of more than two hundred and ten (210) days beyond the date upon which the delivery is due from the BUILDER under the terms of this CONTRACT then, in such event, and after such period has expired, the BUYER may, at its option, cancel this CONTRACT by serving upon the BUILDER a notice of cancellation by facsimile to be confirmed by a registered letter via airmail directed to the BUILDER at the address given in this CONTRACT. Such cancellation shall be effective as of the date the notice thereof is received by the BUILDER. If the BUYER has not served the notice of cancellation after the aforementioned two hundred and ten (210) days delay in delivery, the BUILDER may demand the BUYER to make an election in accordance with Article VIII.3. hereof,

(d)
For the purpose of this Article, the delivery of the VESSEL shall be deemed to be delayed when and if the VESSEL, after taking into full account extension of the Delivery Date or permissible delays as provided in Article V-3, VI-2, VIII-1, XI-2 or elsewhere in this CONTRACT, is delivered beyond the date upon which delivery would then be due under the terms of this CONTRACT.

2.	INSUFFICIENT SPEED

(a)
The CONTRACT PRICE of the VESSEL shall not be affected or changed, if the actual speed, as determined by trial runs more fully described in Article VI hereof, is less than the speed required under the terms of this CONTRACT and the SPECIFICATIONS provided such deficiency in actual speed is not more than three-tenths (3/10) of a knot below the guaranteed speed.

(b)
However, commencing with and including a deficiency of more than three-tenths (3/10) of a knot in actual speed below the speed guaranteed under this CONTRACT, the CONTRACT PRICE shall be reduced for each full one tenth (1/10) of a knot in excess of the said three tenths (3/10) of a knot of deficiency in speed [fractions of less than one-tenth (1/10) of a knot shall be regarded as a full one-tenth (1/10) of a knot] as follows.

For three tenths (3/10) of a knot	a total sum of US$60,000.-
For four tenths (4/10) of a knot	a total sum of US$120,000.-
For five tenths (5/10) of a knot	a total sum of US$180,000.-
For six tenths (6/10) of a knot	a total sum of US$240,000.-
For seven tenths (7/10) of a knot	a total sum of US$300,000.-
For eight tenths (8/10) of a knot	a total sum of US$360,000.-
For nine tenths (9/10) of a knot	a total sum of US$420,000.-
For one (1) knot	a total sum of US$480,000.-

The above figures are not cumulative.

However, unless the parties agree otherwise, the total amount of reduction from the CONTRACT PRICE shall not exceed the amount due to cover the deficiency of one (1) full knot below the guaranteed speed at the rate of reduction as specified above.

(c)
If the deficiency in actual speed of the VESSEL is more than one (1) full knot below the speed guaranteed under this CONTRACT, then the BUYER, at its option, may, subject to the BUILDER’s right to effect alterations or corrections as provided in Article VI.5. hereof, cancel this CONTRACT or may accept the VESSEL at a reduction in the CONTRACT PRICE as above provided for one (1) full knot of deficiency only.

3.	EXCESSIVE FUEL CONSUMPTION

(a)
The CONTRACT PRICE shall not be affected or changed by reason of the fuel consumption of the VESSEL’s main engine, as determined by the engine manufacturer’s shop trial as per the SPECIFICATIONS being more than the guaranteed fuel consumption of the VESSEL’s main engine, if such excess is not more than five per cent (5%) over the guaranteed fuel consumption.

(b)
However, as for the excess of more than five per cent (5%) in the actual fuel consumption over the guaranteed fuel consumption of the VESSEL’s main engine, the CONTRACT PRICE shall be reduced by U.S. Dollars Seventy Thousand (US$70,000.-) for each full one per cent (1%) increase in fuel consumption in excess of the said five per cent (5%) increase in fuel consumption [fractions of less than one per cent (1%) shall be regarded as a full one per cent (1%)]. However, unless the parties agree otherwise, the total amount of reduction from the CONTRACT PRICE shall not exceed the amount due to cover the excess of ten per cent (10%) over the guaranteed fuel consumption of the VESSEL’s main engine at the rate of reduction as specified above.

(c)
If such actual fuel consumption exceeds the guaranteed fuel consumption of the VESSEL’s main engine by more than ten per cent (10%), the BUYER, at its option, may, subject to the BUILDER’s right to effect alterations or corrections as specified in Article VI.5. hereof, cancel this CONTRACT or may accept the VESSEL at a reduction in the CONTRACT PRICE as above provided for the ten per cent (10%) increase only.

4.	DEADWEIGHT BELOW CONTRACT REQUIREMENTS

(a)
The CONTRACT PRICE of the VESSEL shall not be affected or changed, if actual deadweight, determined as provided in this CONTRACT and the SPECIFICATIONS, is below the deadweight of 170,500 metric tons on the moulded scantling draft of 17.8 meters required by this CONTRACT and the SPECIFICATIONS by an amount of 1,500 metric tons or less. However, should the deficiency in the actual deadweight of the VESSEL be more than 1,500 metric tons below the said required deadweight, then the CONTRACT PRICE of the VESSEL shall be reduced for each full one (1) metric ton [fractions of less than one (1) metric ton shall be disregarded] of decreased deadweight in excess of 1,500 metric tons by the sum of U.S. Dollars Five Hundred (US$500.-) per metric ton.

However, unless the parties agree otherwise, the total amount of deduction from the CONTRACT PRICE shall not exceed the amount due to cover the deficiency of 3,500 metric tons below the said required deadweight hereinabove.

(b)
If the deficiency in the deadweight of the VESSEL is more than 3,500 metric tons below the said required deadweight, then the BUYER, at its option, may, subject to the BUILDER’s right to effect alterations or corrections without the BUYER’s prior consent as specified in Article VI.5. hereof, cancel this CONTRACT or may accept the VESSEL at a reduction in the CONTRACT PRICE as above provided for 3,500 metric tons of deficiency only.

EFFECT OF CANCELLATION

It is expressly understood and agreed by the parties hereto that in any case, if the BUYER cancels this CONTRACT under this Article, the BUYER shall not be entitled to any liquidated damages.

(End of Article)

ARTICLE IV — INSPECTION AND APPROVAL

1.	APPOINTMENT OF THE BUYER’S REPRESENTATIVE

The BUYER shall timely despatch to and maintain at the SHIPYARD, at its own cost, expense and risk, one or more representatives (hereinafter called the “BUYER’S REPRESENTATIVE”), who shall be duly accredited in writing by the BUYER to supervise adequately the construction by the BUILDER of the VESSEL, her equipment and all accessories. Before the commencement of any item of work under this CONTRACT, the BUILDER shall, whenever reasonably required, previously exhibit, furnish to, and within the limits of the BUYER’S REPRESENTATIVE’s authority, secure the approval from the BUYER’S REPRESENTATIVE of any and all plans and drawings prepared in connection therewith. Upon appointment of the BUYER’S REPRESENTATIVE, the BUYER shall notify the BUILDER in writing of the name and the scope of the authority of the BUYER’S REPRESENTATIVE.

2.	AUTHORITY OF THE BUYER’S REPRESENTATIVE

Such BUYER’S REPRESENTATIVE shall, at all times during working hours of the construction until delivery of the VESSEL, have the right to inspect the VESSEL, her equipment and all accessories, and work in progress, or materials utilized in connection with the construction of the VESSEL, wherever such work is being done or such materials are stored, for the purpose of determining that the VESSEL, her equipment and accessories are being constructed in accordance with the terms of this CONTRACT and/or the SPECIFICATIONS and the PLAN.

The BUILDER will endeavor to arrange for the inspection by the BUYER’S REPRESENTATIVE during working hours of the BUILDER. However, such inspection may be arranged beyond the BUILDER’s normal working hours, including weekend and/or holiday if this is considered necessary by the BUILDER in order to meet the BUILDER’s construction schedule, on the condition that the BUILDER will inform the BUYER’S REPRESENTATIVE at least three (3) days in advance of such inspection.

The BUYER’S REPRESENTATIVE shall, within the limits of the authority conferred upon him by the BUYER, make decisions or give advice to the BUILDER on behalf of the BUYER promptly on all problems arising out of, or in connection with, the construction of the VESSEL and generally act in a reasonable manner with a view to cooperating to the utmost with the BUILDER in the construction process of the VESSEL.

The decision, approval or advice of the BUYER’S REPRESENTATIVE shall be deemed to have been given by the BUYER and once given shall not be withdrawn, revoked or modified except with consent of the BUILDER. Provided that the BUYER’S REPRESENTATIVE or his assistants shall comply with the foregoing obligations, no act or omission of the BUYER’S REPRESENTATIVE or his assistants shall, in any way, diminish the liability of the BUILDER under Article IX (WARRANTY OF QUALITY). The BUYER’S REPRESENTATIVE shall notify the BUILDER promptly in writing of his discovery of any construction or materials, which he believes do not or will not conform to the requirements of the CONTRACT and the SPECIFICATIONS or the PLAN and likewise advise and consult with the BUILDER on all matters pertaining to the construction of the VESSEL, as may be required by the BUILDER, or as he may deem necessary.

However, if the BUYER’S REPRESENTATIVE fails to submit to the BUILDER without delay any such demand concerning alterations or changes with respect to the construction, arrangement or outfit of the VESSEL, which the BUYER’S REPRESENTATIVE has examined, inspected or attended at the test thereof under this CONTRACT or the SPECIFICATIONS, the BUYER’S REPRESENTATIVE shall be deemed to have approved the same and shall be precluded from making any demand for alterations, changes, or complaints with respect thereto at a later date,

The BUILDER shall comply with any such demand which is not contradictory to this CONTRACT and the SPECIFICATIONS or the PLAN, provided that any and all such demands by the BUYER’S REPRESENTATIVE with regard to construction, arrangement and outfit of the VESSEL shall be submitted in writing to the authorised representative of the BUILDER. The BUILDER shall notify the BUYER’S REPRESENTATIVE of the names of the persons who are from time to time authorised by the BUILDER for this purpose.

It is agreed upon between the BUYER and the BUILDER that the modifications, alterations or changes and other measures necessary to comply with such demand may be effected at a convenient time and place at the BUILDER’s reasonable discretion in view of the construction schedule of the VESSEL.

In the event that the BUYER’S REPRESENTATIVE shall advise the BUILDER that he has discovered or believes the construction or materials do not or will not conform to the requirements of this CONTRACT and the SPECIFICATIONS or the PLAN, and the BUILDER shall not agree with the views of the BUYER’S REPRESENTATIVE in such respect, either the BUYER or the BUILDER may, with the agreement of the other party, seek an opinion of the CLASSIFICATION SOCIETY or failing such agreement, request an arbitration in accordance with the provisions of Article XIII hereof. The CLASSIFICATION SOCIETY or the arbitration tribunal, as the case may be, shall determine whether or not a nonconformity with the provisions of this CONTRACT, the SPECIFICATIONS and the PLAN exists. If the CLASSIFICATION SOCIETY or the arbitration tribunal, as the case may be, enters a determination in favour of the BUYER, then in such case the BUILDER shall make the necessary alterations or changes, or if such alterations or changes cannot be made in time to meet the construction schedule for the VESSEL, the BUILDER shall make fair and reasonable adjustment of the CONTRACT PRICE in lieu of such alterations and changes. If the CLASSIFICATION SOCIETY or the arbitration tribunal, as the case may be, enters a determination in favour of the BUILDER, then the time for delivery of the VESSEL shall be extended for the period of delay in construction, if any, occasioned by such proceedings, and the BUYER shall compensate the BUILDER for the proven loss and damages incurred by the BUILDER as a result of the dispute herein referred to.

3.	APPROVAL OF DRAWINGS

(a)
The BUILDER shall submit to the BUYER three (3) copies of each of the plans and drawings to be submitted to the BUYER for its approval at its address as set forth in Article XVIII hereof. The BUYER shall, within fourteen (14) days after receipt thereof return to the BUILDER one (1) copy of such plans and drawings with the approval or comments, if any, of the BUYER. A list of the plans and drawings to be so submitted to the BUYER shall be mutually agreed upon between the parties hereto.

(b)
When and if the BUYER’S REPRESENTATIVE shall have been sent by the BUYER to the SHIPYARD in accordance with Paragraph 1 of this Article, the BUILDER may submit the remainder, if any, of the plans and drawings in the agreed list, to the BUYER’S REPRESENTATIVE for his approval, unless otherwise agreed upon between the parties hereto.

The BUYER’S REPRESENTATIVE shall, within seven (7) days after receipt thereof, return to the BUILDER one (1) copy of such plans and drawings with his approval or comments written thereon, if any. Approval by the BUYER’S REPRESENTATIVE of the plans and drawings duly submitted to him shall be deemed to be the approval by the BUYER for all purposes of this CONTRACT,

(c)
In the event that the BUYER or the BUYER’S REPRESENTATIVE shall fail to return the plans and drawings to the BUILDER within the time limit as hereinabove provided, such plans and drawings shall be deemed to have been automatically approved without any comment. In the event the plans and drawings submitted by the BUILDER to the BUYER or the BUYER’S REPRESENTATIVE in accordance with this Article do not meet with the BUYER’s or the BUYER’S REPRESENTATIVE’s approval, the matter may be submitted by either party hereto for determination pursuant to Article XIII hereof. If the BUYER’s comments on the plans and drawings that are returned to the BUILDER by the BUYER within the said time limit are not clearly specified or detailed, the BUILDER shall be entitled to place its own interpretation on such comments in implementing them.

4.	SALARIES AND EXPENSES

All salaries and expenses of the BUYER’S REPRESENTATIVE or any other person or persons employed by the BUYER hereunder shall be for the BUYER’s account.

5.	RESPONSIBILITY OF THE BUILDER

(a)
The BUILDER shall provide the BUYER’S REPRESENTATIVE and his assistants free of charge with suitably furnished office space at, or in the immediate vicinity of, the SHIPYARD together with access to telephone and facsimile facilities as may be necessary to enable the BUYER’S REPRESENTATIVE and his assistants to carry out their work under this CONTRACT. However, the BUYER shall pay for the telephone or facsimile facilities used by the BUYER’S REPRESENTATIVE or his assistants.

The BUILDER, its employees, agents and subcontractors, during its working hours until delivery of the VESSEL, shall arrange for them to have free and ready access to the VESSEL, her equipment and accessories, and to any other place (except the areas controlled for the purpose of national security) where work is being done, or materials arc being processed or stored in connection with the construction of the VESSEL including the premises of sub-contractors.

The BUYER’S REPRESENTATIVE or his assistants or employees shall observe the work’s rules, regulations and the guidances prevailing at the BUILDER’s and its sub-contractor’s premises. The BUILDER shall promptly provide to the BUYER’S REPRESENTATIVE and/or his assistants and shall ensure that its sub-contractors shall promptly provide all such information as he or they may reasonably request in connection with the construction of the VESSEL and her engines, equipment and machinery.

(b)
The BUYER’S REPRESENTATIVE and his assistants shall at all times remain the employees of the BUYER. The BUILDER shall not be liable to the BUYER or the BUYER’S REPRESENTATIVE or to his assistants or to the BUYER’s employees or agents for personal injuries, including death, during the time they, or any of them, are on the VESSEL, or within the premises of either the BUILDER or its sub-contractors, or are otherwise engaged in and about the construction of the VESSEL, unless, however, such personal injuries, including death, are caused by the gross negligence of the BUILDER, its sub-contractors, or its or their employees or agents. The BUILDER shall not be liable to the BUYER for damages to, or destruction of property of the BUYER or of the BUYER’S REPRESENTATIVE or his assistants or the BUYER’s employees or agents, unless such damages, loss or destruction is caused by the gross negligence of the BUILDER, its sub-contractors, or its or their employees or agents.

6.	RESPONSIBILITY OF THE BUYER

The BUYER shall undertake and assure that the BUYER’S REPRESENTATIVE and his assistants shall carry out their duties hereunder in accordance with the normal shipbuilding practice and SHIPYARD quality standard and in such a way as to avoid any unnecessary increase in building cost, delay in the construction of the VESSEL, and/or any disturbance in the construction schedule of the BUILDER.

The BUILDER has the right to request the BUYER to replace any of the BUYER’S REPRESENTATIVE and/or his assistants who are deemed unsuitable and unsatisfactory for the proper progress of the VESSEL’s construction.

(End of Article)

ARTICLE V - MODIFICATIONS, CHANGES AND EXTRAS

1.	HOW EFFECTED

Minor modifications or changes to the SPECIFICATIONS and the PLAN under which the VESSEL is to be constructed may be made at any time hereafter by written agreement of the parties hereto. Any modification or change requested by the BUYER which does not affect the frame-work of the SPECIFICATIONS shall be agreed to by the BUILDER if the BUYER agrees to adjustment of the CONTRACT PRICE, deadweight and/or cubic capacity, speed requirements, the Delivery Date and other terms and conditions of this CONTRACT reasonably required as a result of such modification or change. The BUILDER has the right to continue construction of the VESSEL on the basis of the SPECIFICATIONS and the PLAN until the BUYER has agreed to such adjustments. The BUILDER shall be entitled to refuse to make any alteration, change or modification of the SPECIFICATIONS and/or the PLAN requested by the BUYER, if the BUYER does not agree to the aforesaid adjustments within seven (7) days of the BUILDER’s notification of the same to the BUYER, or, if, in the BUILDER’s judgement, the compliance with such request of the BUYER would cause an unreasonable disruption of the normal working schedule of the SHIPYARD.

The BUILDER, however, agrees to exert its efforts to accommodate such reasonable request by the BUYER so that the said change and modification shall be made at a reasonable cost and within the shortest period of time reasonably possible. The aforementioned agreement to modify and change the SPECIFICATIONS and the PLAN may be effected by exchange of letters or facsimiles manifesting the agreement.

The letters and facsimiles exchanged by the parties pursuant to the foregoing shall constitute an amendment to this CONTRACT and the SPECIFICATIONS or the PLAN under which the VESSEL shall be built. Upon consummation of such an agreement to modify and change the SPECIFICATIONS or the PLAN, the BUILDER shall alter the construction of the VESSEL in accordance therewith including any addition to, or deduction from, the work to be performed in connection with such construction.

2.	SUBSTITUTION OF MATERIAL

If any materials, machinery or equipment required for the construction of the VESSEL by the SPECIFICATIONS and the PLAN or otherwise under this CONTRACT can not be procured in time to meet the BUILDER’s construction schedule for the VESSEL, or are in short supply, or are unreasonably high in price compared with the prevailing international market price, the BUILDER may supply, subject to the BUYER’s prior approval, other materials, machinery or equipment of equal quality and effect capable of meeting the requirements of the CLASSIFICATION SOCIETY and the rules, regulations and requirements with which the construction of the VESSEL must comply.

3.	CHANGES IN RULES AND REGULATIONS

If the specified rules and regulations with which the construction of the VESSEL is required to comply are altered or changed by the CLASSIFICATION SOCIETY or bodies authorised to make such alterations or changes after the CONTRACT date, either the BUYER or the BUILDER, upon receipt of due notice thereof, shall forthwith give notice thereof to the other party in writing. Thereupon, within ten (10) days after giving the notice to the BUILDER or receiving the notice from the BUILDER, the BUYER shall advise the BUILDER as to the alterations and changes, if any, to be made on the VESSEL which the BUYER, in its sole discretion, shall decide. The BUILDER shall not be obliged to comply with such alterations and/or changes if the BUYER fails to notify the BUILDER of its decision within the time limit stated above,

The BUILDER shall comply promptly with the said request of the BUYER, provided that the BUILDER and the BUYER shall first agree to :

(a)	any increase or decrease in the CONTRACT PRICE of the VESSEL that is occasioned by such compliance ;

(b)	any extension or advancement in the Delivery Date of the VESSEL that is occasioned by such compliance ;

(c)	any increase or decrease in the deadweight and/or cubic capacity of the VESSEL, if such compliance results in any increase or reduction in the deadweight and/or cubic capacity ;

(d)	adjustment of the speed requirements if such compliance results in any increase or reduction in the speed ; and

(e)	any other alterations in the terms of this CONTRACT or of the SPECIFICATIONS or the PLAN or both, if such compliance makes such alterations of the terms necessary.

Any delay in the construction of the VESSEL caused by the BUYER’s delay in making a decision or agreement as above shall constitute a permissible delay under this CONTRACT. Such agreement by the BUYER shall be effected in the same manner as provided above for modification and change of the SPECIFICATIONS and the PLAN.

(End of Article)

ARTICLE VI - TRIALS AND COMPLETION

1.	NOTICE

The BUILDER shall notify the BUYER in writing or by facsimile at least fourteen (14) days in advance of the time and place of the trial run of the VESSEL. Such notice shall specify the place from which the VESSEL will commence her trial run and approximate date upon which the trial run is expected to take place. Such date shall be further confirmed by the BUILDER five (5) days in advance of the trial run in writing or by facsimile.

The BUYER’S REPRESENTATIVE, who is to witness the performance of the VESSEL during such trial run, shall be present at such place on the date specified in such notice. Should the BUYER’S REPRESENTATIVE fail to be present after the BUILDER’s due notice to the BUYER as provided above, the BUILDER shall be entitled to conduct such trial run with the presence of the representative(s) of the CLASSIFICATION SOCIETY only without the BUYER’S REPRESENTATIVE being present. In such case, the BUYER shall be obliged to accept the VESSEL on the basis of a certificate issued by the BUILDER that the VESSEL, after the trial run, subject to alterations and corrections, if necessary, has been found to conform with the SPECIFICATIONS and this CONTRACT and is satisfactory in all respects, provided the BUILDER first makes such corrections and alterations promptly.

2.	WEATHER CONDITION

In the event of unfavourable weather on the date specified for the trial run, the trial run shall take place on the first available day that weather conditions permit. The parties hereto recognize that the weather conditions in Korean waters, in which the trial run is to take place, are such that great changes in weather may arise momentarily and without warning and therefore, it is agreed that if, during the trial run, the weather should become so unfavourable that the trial run cannot be continued, then the trial run shall be discontinued and postponed until the first favourable day next following, unless the BUYER shall assent to the acceptance of the VESSEL by notification in writing on the basis of such trial run so far made prior to such change in weather conditions. Any delay of the trial run caused by such unfavourable weather conditions shall also operate to extend the Delivery Date of the VESSEL for the period of delay occasioned by such unfavourable weather conditions.

3.	HOW CONDUCTED

All expenses in connection with the trials of the VESSEL are to be for the account of the BUILDER, which, during the trials, is to provide at its own expense the necessary crew to comply with conditions of safe navigation. The trials shall be conducted in the manner prescribed in this CONTRACT and the SPECIFICATIONS, and shall prove fulfilment of the performance requirements for the trials as set forth in the SPECIFICATIONS.

The BUILDER shall be entitled to conduct preliminary sea trials, during which the propulsion plant and/or its appurtenance shall be adjusted according to the BUILDER’s judgement. The BUILDER shall have the right to repeat any trial whatsoever as it deems necessary.

4.	CONSUMABLE STORES

The BUILDER shall load the VESSEL with the required quantity of fuel oil, lubricating oil, hydraulic oil and greases, fresh water, and other stores necessary to conduct the trials as set forth in the SPECIFICATIONS. The necessary ballast (fuel oil, fresh water and such other ballast as may be required) to bring the VESSEL to the trial load draft, as specified in the SPECIFICATIONS, shall be supplied and paid for by the BUILDER whilst lubricating oil and greases shall be supplied and paid for by the BUYER within the time advised by the BUILDER for the conduct of sea trials as well as for use before the delivery of the VESSEL to the BUYER. The fuel oil as well as lubricating oil and greases shall be in accordance with the specifications of the main engine and other machinery and the BUYER shall decide and advise the BUILDER of the supplier’s name for lubricating oil, hydraulic oil and greases before the work-commencement of the VESSEL, provided that the supplier shall be acceptable to the BUILDER and/or the makers of all the machinery,

Any fuel oil, fresh water or other consumable stores furnished and paid for by the BUILDER for trial runs remaining on board the VESSEL, at the time of acceptance of the VESSEL by the BUYER, shall be bought by the BUYER from the BUILDER at the BUILDER’s purchase price for such supply in Korea and payment by the BUYER thereof shall be made at the time of delivery of the VESSEL. The BUILDER shall pay the BUYER at the time of delivery of the VESSEL for the consumed quantity of any lubricating oil, hydraulic oil and greases which were furnished and paid for by the BUYER at the BUYER’s purchase price thereof. The consumed quantity of lubricating oils, hydraulic oil and greases shall be calculated on the basis of the difference between the remaining amount, including the same remaining in the main engine, other machinery and their pipes, stern tube and the like, and the supplied amount.

5.	ACCEPTANCE OR REJECTION

(a)
If, during any sea trial, any breakdown occurs entailing interruption or irregular performance which can be repaired on board, the trial shall be continued after such repairs and be valid in all respects.

(b)
However, if, during or after the trial run, it becomes apparent that the VESSEL or any part of her equipment requires alterations or corrections which but for this provision would or might entitle the BUYER to cancel this CONTRACT, the BUILDER shall notify the BUYER promptly in writing or by facsimile to such effect and shall simultaneously advise the BUYER of the estimated additional time required for the necessary alterations or corrections to be made.

The BUYER shall, within three (3) days of receipt from the BUILDER of notice of completion of such alterations or corrections and after such further trials or tests as necessary, notify the BUILDER in writing or by facsimile confirmed in writing of its acceptance, qualified acceptance or rejection of the VESSEL, all in accordance with the SPECIFICATIONS, the PLAN and this CONTRACT, and shall not be entitled to reject the VESSEL on such grounds until such time.

(c)
Save as above provided, the BUYER shall, within two (2) days after completion of the trial run, notify the BUILDER in writing or by facsimile confirmed in writing of its acceptance of the VESSEL or of the details in respect of which the VESSEL does not conform to the SPECIFICATIONS or this CONTRACT.

If the BUILDER is in agreement with the BUYER’s determinations as to non-conformity, the BUILDER shall make such alterations or changes as may be necessary to correct such non-conformity and shall prove the fulfilment of this CONTRACT and the SPECIFICATIONS by such tests or trials as may be necessary.

The BUYER shall, within two (2) days after completion of such tests and/or trials, notify the BUILDER in writing or by facsimile confirmed in writing of its acceptance or rejection of the VESSEL.

(d)
However, the BUYER shall not be entitled to reject the VESSEL by reason of any minor or insubstantial items judged from the point of view of standard shipbuilding and shipping practice as not being in conformity with the SPECIFICATIONS, but, in that case, the BUILDER shall not be released from the obligation to correct and/or remedy such minor or insubstantial items as soon as practicable after the delivery of the VESSEL.

6.	EFFECT OF ACCEPTANCE

The BUYER’s written or facsimiled notification of acceptance delivered to the BUILDER as above provided, shall be final and binding insofar as conformity of the VESSEL with the SPECIFICATIONS is concerned and shall preclude the BUYER from refusing formal delivery of the VESSEL as hereinafter provided, if the BUILDER complies with all conditions of delivery, as herein set forth and provided that, in the case of qualified acceptance, any matters which were mentioned in the notice of the qualified acceptance by the BUYER as requiring correction have been corrected satisfactorily.

If the BUYER fails to notify the BUILDER of its acceptance or rejection of the VESSEL as hereinabove provided, the BUYER shall be deemed to have accepted the VESSEL. Nothing contained in this Article shall preclude the BUILDER from exercising any and all rights which the BUILDER has under this CONTRACT if the BUILDER disagrees with the BUYER’s rejection of the VESSEL or any reasons given for such rejection, including arbitration provided in Article XIII hereof.

(End of Article)

ARTICLE VII – DELIVERY

1.	TIME AND PLACE

The VESSEL shall be delivered by the BUILDER to the BUYER at the SHIPYARD, safely afloat on or before 30th September, 2009 (hereinafter called the “DELIVERY DATE”) after completion of satisfactory trials and acceptance by the BUYER in accordance with the terms of Article VI, except that, in the event of delays in delivery of the VESSEL by the BUILDER due to causes which under the terms of this CONTRACT permit extensions of the time for delivery of the VESSEL, the aforementioned DELIVERY DATE shall be extended accordingly.

2.	WHEN AND HOW EFFECTED

Provided that the BUYER shall concurrently with delivery of the VESSEL release to the BUILDER the fifth instalment as set forth in Article X.2 hereof and shall have fulfilled all of its obligations provided for in this CONTRACT, delivery of the VESSEL shall be forthwith effected upon acceptance thereof by the BUYER, as hereinabove provided, by the concurrent delivery by each of the parties hereto to the other of a PROTOCOL OF DELIVERY AND ACCEPTANCE acknowledging delivery of the VESSEL by the BUILDER and acceptance thereof by the BUYER, which PROTOCOL shall be prepared in duplicate and signed by each of the parties hereto.

3.	DOCUMENTS TO BE DELIVERED TO THE BUYER

Upon delivery and acceptance of the VESSEL, the BUILDER shall deliver to the BUYER the following documents, which shall accompany the aforementioned PROTOCOL OF DELIVERY AND ACCEPTANCE :

(a)	PROTOCOL OF TRIALS of the VESSEL made pursuant to this CONTRACT and the SPECIFICATIONS,

(b)	PROTOCOL OF INVENTORY of the equipment of the VESSEL, including spare parts, all as specified in the SPECIFICATIONS,

(c)	PROTOCOL OF DEADWEIGHT DETERMINATION AND INCLINING EXPERIMENT.

(d)	PROTOCOL OF STORES OF CONSUMABLE NATURE, such as all fuel oil and fresh water remaining in tanks if its cost is charged to the BUYER under Article VI.4. hereof,

(e)	DRAWINGS AND PLANS pertaining to the VESSEL as stipulated in the SPECIFICATIONS, which shall be furnished to the BUYER at no additional cost,

(f)	ALL CERTIFICATES required to be furnished upon delivery of the VESSEL pursuant to this CONTRACT, the SPECIFICATIONS and the customary shipbuilding practice, including

(i)	Classification Certificate

(ii)	Safety Construction Certificate

(iii)	Safety Equipment Certificate

(iv)	Safety Radio Certificate

(v)	International Loadline Certificate

(vi)	International Tonnage Certificate

(vii)	BUILDER’s Certificate

(viii)	De-ratting Exemption Certificate

(ix)	International Oil Pollution Prevention Certificate

(x)	Deadweight Certificate

(xi)	Certificate for Life Boats and Life Saving Equipments

However, it is agreed by the parties that if the Classification Certificate and/or other certificates are not available at the time of delivery of the VESSEL, provisional certificates shall be accepted by the BUYER, provided that the BUILDER shall furnish the BUYER with formal certificates as promptly as possible after such formal certificates have been issued.

(g)
DECLARATION OF WARRANTY of the BUILDER that the VESSEL is delivered to the BUYER free and clear of any liens, claims, mortgages, or other encumbrances upon the BUYER’S title thereto, and in particular, that the VESSEL is absolutely free of all burdens in the nature of imposts, taxes, or charges imposed by the prefecture or country of the port of delivery, as well as of all liabilities of the BUILDER to its sub-contractors and employees and of all liabilities arising from the operation of the VESSEL in trial runs, or otherwise, prior to delivery except as otherwise provided under this CONTRACT.

(h)	COMMERCIAL INVOICE.

(i)	BILL OF SALE.

4.	TENDER OF THE VESSEL

If the BUYER fails to take delivery of the VESSEL after completion thereof according to this CONTRACT and the SPECIFICATIONS, the BUILDER shall have the right to tender delivery of the VESSEL after compliance with all procedural requirements as provided above.

5.	TITLE AND RISK

Title and risk shall pass to the BUYER upon delivery of the VESSEL being effected as stated above and the BUILDER shall be free of all responsibility or liability whatsoever related with this CONTRACT except for the warranty of quality contained in Article IX and the obligation to correct and/or remedy, as provided in Article VI. 5. (d), if any, it being expressly understood that, until such delivery is effected, the VESSEL and equipment thereof are at the entire risk of the BUILDER including but not confined to, risks of war, insurrection and seizure by Governments or Authorities, whether Korean or foreign, and whether at war or at peace. The title to the BUYER’s supplies as provided in Article XII shall remain with the BUYER and the BUILDER’s responsibility for such BUYER’s supplies shall be as described in Article XII.2.

6.	REMOVAL OF THE VESSEL

The BUYER shall take possession of the VESSEL immediately upon delivery thereof and shall remove the VESSEL from the SHIPYARD within three (3) days after delivery thereof is effected. Port dues and other charges levied by the Korean Government Authorities after delivery of the VESSEL and any other costs related to the removal of the VESSEL shall be borne by the BUYER.

(End of Article)

ARTICLE VIII - DELAYS AND EXTENSIONS OF TIME (FORCE MAJEURE)

1.	CAUSES OF DELAY

If at any time after signing this CONTRACT, either the construction or delivery of the VESSEL or any performance required hereunder as a prerequisite to the delivery thereof is delayed by any of the following events; namely war involving Korea, acts of state or government, blockade, revolution, insurrections, mobilization, civil commotion, riots, strikes, sabotage, lockouts, Acts of God or the public enemy, plague or other epidemics, quarantines, shortage or prolonged failure of electric current, freight embargoes, or delays in delivery of materials, machinery or equipment or hull blocks or outfitting works , provided that at the time of ordering the same could reasonably be expected by the BUILDER to be delivered in time or defects in materials, machinery or equipment which could not have been detected by the BUILDER using reasonable care or earthquakes, tidal waves, typhoons, hurricanes, prolonged or unusually severe weather conditions or destruction of the premises or works of the BUILDER or its sub-contractors, or of the VESSEL, or any part thereof, by fire, landslides, flood, lightning, explosion which in turn delay the construction of the VESSEL or the BUILDER’s performance under the CONTRACT, or delays caused by the CLASSIFICATION SOCIETY or the BUYER’s faulty action or omission, or for any other causes which, under the terms of this CONTRACT, authorise and permit extension of the time for delivery of the VESSEL, then, in the event of delays due to the happening of any of the aforementioned contingencies, the DELIVERY DATE of the VESSEL under this CONTRACT shall be extended for a period of time which shall not exceed the total accumulated time of all such delays.

2.	NOTICE OF DELAYS

As soon as practicably possible after commencement of any delay on account of which the BUILDER claims that it is entitled under this CONTRACT to an extension of the DELIVERY DATE of the VESSEL, excluding delays due to arbitration, the BUILDER shall advise the BUYER in writing or by facsimile of the date such delay commenced, the reasons thereof and, if possible, its estimated duration of the probable delay in the delivery of the VESSEL, and shall supply the BUYER if reasonably available with relevant information or evidence to justify the delay claimed, Within one (1) week after such delay ends, the BUILDER shall likewise advise the BUYER in writing or by facsimile of the date that such delay ended, and also, shall specify the period of time by which the BUILDER claims the DELIVERY DATE should be extended by reason of such delay. Failure of the BUYER to object to the BUILDER’s notification of any claim for extension of the date for delivery of the VESSEL within one (1) week after receipt by the BUYER of such notification shall be deemed to be a waiver by the BUYER of its right to object to such extension.

3.	RIGHT TO CANCEL FOR EXCESSIVE DELAY

If the total accumulated time of all permissible and non-permissible delays, excluding delays due to (i) arbitration under Article XIII, (ii) the BUYER’s defaults under Article XI, (iii) modifications and changes under Article V or (iv) delays or defects in the BUYER’s supplies as stipulated in Article XII, aggregates three hundred and sixty-five (365) days or more, then, the BUYER may, at any time thereafter, cancel this CONTRACT by giving a written notice of cancellation to the BUILDER. Such cancellation shall be effective as of the date the notice thereof is received by the BUILDER.

If the BUYER has not served the notice of cancellation as provided in the above or Article III.1 hereof, the BUILDER may, at any time after expiration of the accumulated time of the delay in delivery, either three hundred and sixty-five (365) days in case of the delay in this Paragraph or two hundred and ten (210) days in case of the delay in Article III.1, notify the BUYER of the future date upon which the BUILDER estimates the VESSEL will be ready for delivery and demand in writing or by facsimile that the BUYER make an election either to cancel this CONTRACT or to consent to the delivery of the VESSEL at such future date, in which case the BUYER shall, within seven (7) days after receipt of such demand, make and notify the BUILDER of such election. If the BUYER elects to consent to the delivery of the VESSEL at such future date (or other future date as the parties may agree):

(a)	Such future date shall become the contractual delivery date for the purposes of this CONTRACT and shall be subject to extension by reason of permissible delays as herein provided, and

(b)
If the VESSEL is not delivered by such revised contractual delivery date (as extended by reason of permissible delays), the BUYER shall have the same right of cancellation upon the same terms as provided in the above and Article III. 1.

If the BUYER shall not make an election within seven (7) days as provided hereinabove, the BUYER shall be deemed to have accepted such extension of the DELIVERY DATE to the future delivery date indicated by the BUILDER.

4.	DEFINITION OF PERMISSIBLE DELAYS

Delays on account of the foregoing causes shall be understood to be permissible delays, and are to be distinguished from non-permissible unauthorised delays on account of which the CONTRACT PRICE of the VESSEL is subject to adjustment as provided in Article III hereof.

(End of Article)

ARTICLE IX - WARRANTY OF QUALITY

1.	GUARANTEE OF MATERIAL AND WORKMANSHIP

The BUILDER, for the period of twelve (12) months from the date of delivery of the VESSEL to the BUYER, guarantees the VESSEL and all parts and equipment thereof that are manufactured or furnished by the BUILDER under this CONTRACT against all defects which are directly due to defective materials, construction miscalculation and/or poor workmanship, provided such defects have not been caused by perils of the sea, rivers or navigations, or by normal wear and tear, overloading, improper loading or stowage, corrosion of the materials, fire, accidents at sea or elsewhere, or by incompetence, mismanagement, negligence or wilful neglect or any alteration or addition to the VESSEL which has not previously been approved by the BUILDER and provided that the cost of repairs of such defects is not recoverable from insurers.

The BUILDER will be responsible for all machinery or parts of machinery and all constructions which are supplied by sub-contractors and will guarantee the above mentioned for a period of twelve (12) months on the basis as laid down in this Paragraph.

The BUILDER further guarantee any repairs or replacements to the VESSEL made within the Guarantee Period of twelve (12) months by it pursuant to this Article IX for an independent period of twelve (12) months from the date of completion of such repairs or replacements provided that the total accumulated period of guarantee shall not exceed eighteen (18) months from the date of delivery of the VESSEL.

2.	NOTICE OF DEFECTS

The BUYER or its duly authorized representative will notify the BUILDER in writing or by e-mail or facsimile promptly after discovery of any defect for which a claim is to be made under this guarantee.

The BUYER’s written notice shall include full particulars as to the nature of the defect and the extent of the damage caused thereby, but excluding consequential damage as hereinafter provided. The BUILDER will be under no obligation with respect to this guarantee in respect of any claim for defects discovered prior to the expiry date of the guarantee, unless notice of such defects is received by the BUILDER before the expiry date. However, e-mail or facsimile advice received by the BUILDER within three (3) days after such expiry date that a claim is forthcoming will be sufficient compliance with the requirement as to time, provided that such e-mail or facsimile advice shall include at least a brief description of the defect including the identity of the equipment, extent of damage, name and number of any replacement part and description of any remedial work required, and that full particulars are given to the BUILDER not later than seven (7) days after the expiry date.

3.	REMEDY OF DEFECTS

(a)
The BUILDER shall remedy, at its expense, any defects, against which the VESSEL is guaranteed under this Article, by making all necessary and reasonably practicable repairs or replacements at the SHIPYARD or elsewhere as provided for in (b) hereinbelow.

In such case, the VESSEL shall be taken at the BUYER’s cost and responsibility to the place selected, ready in all respects for such repairs or replacements and in any event, the BUILDER shall not be responsible for towage, dockage, wharfage, port charges and anything else incurred for the BUYER’s getting and keeping the VESSEL ready for such repairing or replacing.

(b)
However, if it is impractical (which shall include, but not be limited to, an emergency) to bring the VESSEL to the SHIPYARD, the BUYER may cause the necessary repairs or replacements to be made elsewhere which is deemed by the BUYER with the consent of the BUILDER which shall not be unreasonably withheld, to be suitable for the purpose, provided that, in such event, the BUILDER may forward or supply replacement parts or materials under the terms described in (c) hereinbelow, unless forwarding or supplying thereof under the terms described in (c) hereinbelow would impair or delay the operation or working schedule of the VESSEL. In the event that the BUYER proposes to cause the necessary repairs or replacements to be made to the VESSEL at any shipyard or works other than the SHIPYARD, the BUYER shall first (but in all events as soon as reasonably possible) give the BUILDER notice in writing or by e-mail or facsimile of the time and place such repairs will be made, and if the VESSEL is not thereby delayed, or her operation or working schedule is not thereby impaired, the BUILDER shall have the right to verify by its own representative(s) the nature and extent of the defects complained of. The BUILDER shall, in such case, promptly advise the BUYER by e-mail or facsimile, after such examination has been completed, of its acceptance or rejection of the defects as ones that are covered by the guarantee herein provided. Upon the BUILDER’s acceptance of the defects as justifying remedy under this Article, or upon award of the arbitration so determining, the BUILDER shall compensate the BUYER an amount equal to the reasonable cost of making the same repairs or replacements at the SHIPYARD.

(c)
In the event that it is necessary for the BUILDER to forward a replacement for a defective part under this guarantee, replacement parts shall be shipped to the BUYER under the terms of F.O.B. port of the country where they are to be purchased.

(d)	The BUILDER reserves the option to retrieve, at the BUILDER’s cost, any of the replaced equipment/parts in case defects are remedied in accordance with the provisions in this Article.

(e)	Any dispute under this Article shall be referred to arbitration in accordance with the provisions of Article XIII hereof.

4.	EXTENT OF THE BUILDER’S LIABILITY

(a)
After delivery of the VESSEL the responsibility of the BUILDER in respect of and/or in connection with the VESSEL and/or this CONTRACT shall be limited to the extent expressly provided in the Paragraph of this Article. Except as expressly provided in the foregoing Paragraph, in no circumstances and on no ground whatsoever shall the BUILDER have any responsibility or liability whatsoever or howsoever arising in respect of or in connection with the VESSEL or this CONTRACT after the delivery of the VESSEL. Further, but without in any way limiting the generality of the foregoing, the BUILDER shall have no liability or responsibility whatsoever or howsoever arising for or in connection with any consequential or special losses, damages or expenses (including but not limited to loss of time, loss of profit or earnings or demurrage directly or indirectly caused), any pecuniary loss or expense, any liability to any third party or any fine, compensation, penalty or other payment or sanction incurred by or imposed upon the BUYER or any other party whatsoever in relation to or in connection with this CONTRACT or the VESSEL.

(b)
The BUILDER shall be under no obligation with respect to defects in respect of which the BUILDER has not received notice in accordance with Paragraph 2 of this Article by the expiry date of the guarantee specified in Paragraph 1, nor in any event shall the BUILDER be liable for any worsening of the defects after the expiry date of the guarantee.

(c)
The BUILDER shall under no circumstances be liable for defects in the VESSEL or any part of equipment thereof caused by perils of the sea, rivers or navigations, or by normal wear and tear, overloading, improper loading or stowage, corrosion of the materials, fire, accidents at sea or elsewhere, or by incompetence, mismanagement, negligence or wilful neglect or any alteration or addition on the part of the BUYER, its employees or agents or any other person on or doing work on the VESSEL, including the VESSEL’s officers, crew and passengers. Likewise, the BUILDER shall not be liable for defects in the VESSEL or any part of equipment thereof that are due to repairs carried out by any other than the BUILDER or which have not been carried out in accordance with the procedure set out in Paragraph 3 (b) of this Article,

(d)
The BUILDER shall not be obliged to repair, not be liable for, damage to the VESSEL or any part of the equipment thereof, which after delivery of the VESSEL, is caused other than by the defects of the nature specified in this Article. The guarantees contained as hereinabove in this Article replace and exclude any other liability, guarantee, warranty and/or condition imposed or implied by statute, common law, custom, contract (including this CONTRACT) or otherwise on the part of the BUILDER by reason of the construction and sale of the VESSEL for and to the BUYER or for any other reason whatsoever.

(End of Article)

ARTICLE X - PAYMENT

1.	CURRENCY

All payments under this CONTRACT shall be made in United States Dollars.

2.	TERMS OF PAYMENT

The payments of the CONTRACT PRICE shall be made as follows :

(a)	First Instalment

Twenty per cent (20%) of the CONTRACT PRICE amounting to U.S. Dollars Sixteen Million Two Hundred Thousand (US$16,200,000.-) shall be paid within five (5) business days after receipt by the BUYER’s bank of a tested telex or a SWIFT confirmation of the refund guarantor that the Refund Guarantee mentioned in Paragraph 8 of this Article has been issued.

Under this CONTRACT, in counting the business days, only Saturdays and Sundays are excepted. When a due date falls on a day when banks are not open for business in New York, N.Y., U.S.A. or Oslo, Norway, such due date shall fall due upon the first business day next following.

(b)	Second Instalment

Twenty per cent (20%) of the CONTRACT PRICE amounting to U.S. Dollars Sixteen Million Two Hundred Thousand (US$16,200,000.-) shall be paid within five (5) business days of receipt by the BUYER of an e-mail or a facsimile advice from the BUILDER that the steel cutting of the VESSEL has been commenced.

(c)	Third Instalment

Twenty per cent (20%) of the CONTRACT PRICE amounting to U.S. Dollars Sixteen Million Two Hundred Thousand (US$16,200,000.-) shall be paid within five (5) business days of receipt by the BUYER of an e-mail or facsimile advice from the BUILDER that the first block of the keel has been laid.

(d)	Fourth Instalment

Twenty per cent (20%) of the CONTRACT PRICE amounting to U.S. Dollars Sixteen Million Two Hundred Thousand (US$16,200,000,-) shall be paid within five (5) business days of receipt by the BUYER of an e-mail or a facsimiled advice from the BUILDER that the launching of the VESSEL has been completed.

(e)	Fifth Instalment

Twenty per cent (20%) of the CONTRACT PRICE amounting to U.S. Dollars Sixteen Million Two Hundred Thousand (US$16,200,000.-) plus or minus any increase or decrease due to modifications and/or adjustment, if any, arising prior to delivery of the VESSEL of the CONTRACT PRICE under Articles III and V of this CONTRACT shall be paid to the BUILDER concurrently with the delivery of the VESSEL. (The date stipulated for payment of each of the five instalments mentioned above is hereinafter in this Article and in Article XI referred to as the “DUE DATE” of that instalment).

It is understood and agreed upon by the BUILDER and the BUYER that all payments under the provisions of this Article shall not be delayed or withheld by the BUYER due to any dispute or disagreement of whatsoever nature arising between the BUILDER and the BUYER. Should there be any dispute in this connection, the matter shall be dealt with in accordance with the provisions of arbitration in Article XIII hereof. Expenses for remitting payments and any other expenses connected with such payments shall be for the account of the BUYER.

3.	DEMAND FOR PAYMENT

At least fourteen (14) days prior to the date of each event provided in Paragraph 2 of this Article on which any payment shall fall due hereunder, with the exception of the payment of the first instalment, the BUILDER shall notify the BUYER by e-mail or facsimile of the date such payment shall become due.

The BUYER shall immediately acknowledge receipt of such notification by e-mail or facsimile to the BUILDER, and make payment as set forth in this Article. If the BUILDER fails to receive the BUYER’s said acknowledgement within three (3) days after sending the aforementioned notification, the BUILDER shall promptly e-mail or facsimile to the BUYER a second notification of similar import. The BUYER shall immediately acknowledge by e-mail or facsimile receipt of the foregoing second notification regardless of whether or not the first notification was acknowledged as aforesaid.

4.	METHOD OF PAYMENT

(a)
All the pre-delivery payments and the payment due on delivery in settlement of the CONTRACT PRICE as provided for in Paragraph 2 of this Article shall be made in U.S. Dollars on or before the DUE DATE thereof by telegraphic transfer as follows;

(i)
The payment of the first, second, third and fourth instalments shall be made to the account of XXXXXX Bank (hereinafter called the “BUILDER’s Bank”) (Account No.: XXX-XXXXXX) with XXXXXX Bank as described in the following reference in favor of the BUILDER, as designated and notified by the BUILDER at least three (3) business days prior to the DUE DATE.

Reference to the BUILDER’s Bank

Name : XXXXXX Bank Address : XXXXXXXXXX Telex Number: XXXXXXXXX Telefax Number: XXXXXXXX Swift Code: XXXXXXXXXXX Account Number: XXX-XXXXXX Through Bank: XXXXXX Bank

(ii)
The fifth instalment as provided for in Paragraph 2.(e) of this Article shall be deposited at the account of the BUILDER’s Bank or, if the BUILDER requires, at the account of the BUILDER with any other bank by telegraphic transfer remittance at least three (3) business days prior to the scheduled delivery date of the VESSEL notified by the BUILDER, with instructions that the said instalment is payable to the BUILDER against presentation by the BUILDER to the BUILDER’s Bank or any other bank, as the case may be, of a duplicate original copy of the PROTOCOL OF DELIVERY AND ACCEPTANCE of the VESSEL signed by the BUILDER and the BUYER.

(b)
Simultaneously with each of such payments, the BUYER shall advise the BUILDER of the details of the payments by e-mail or facsimile and at the same time, the BUYER shall cause the BUYER’s remitting Bank to advise the BUILDER’s Bank of the details of such payments by authenticated bank cable or telex.

5.	REFUND BY THE BUILDER

The payments made by the BUYER to the BUILDER prior to delivery of the VESSEL shall constitute advances to the BUILDER. If the VESSEL is rejected by the BUYER in accordance with the terms of this CONTRACT, or except in the case of rescission or cancellation of this CONTRACT by the BUILDER under the provisions of Article XI hereof, if the BUYER terminates, cancels or rescinds this CONTRACT pursuant to any of the provisions of this CONTRACT specifically permitting the BUYER to do so, the BUILDER shall forthwith refund to the BUYER, in U.S. Dollars, the full amount of total sums paid by the BUYER to the BUILDER in advance of delivery together with interest thereon as herein provided.

The transfer and other bank charges of such refund shall be for the BUILDER’s account. The interest rate of the refund, as above provided, shall be six per cent (6%) per annum from the date following the date of receipt by the BUILDER of the pre-delivery instalment(s) to the date of remittance by telegraphic transfer of such refund.

It is hereby understood by both parties that payment of any interest provided herein is by way of liquidated damages due to cancellation of this CONTRACT and not by way of compensation for use of money.

If the BUILDER is required to refund to the BUYER the instalments paid by the BUYER to the BUILDER as provided in this Paragraph, the BUILDER shall return to the BUYER all of the BUYER’s supplies as stipulated in Article XII which were not incorporated into the VESSEL and pay to the BUYER an amount equal to the cost to the BUYER of those supplies incorporated into the VESSEL.

6.	TOTAL LOSS

If there is a total loss or a constructive total loss of the VESSEL prior to delivery thereof, the BUILDER shall proceed according to the mutual agreement of the parties hereto either:

(a)
to build another vessel in place of the VESSEL so lost and deliver it under this CONTRACT to the BUYER, provided that the parties hereto shall have agreed in writing to a reasonable cost and time for the construction of such vessel in place of the lost VESSEL; or

(b)
to refund to the BUYER the full amount of the total sums paid by the BUYER to the BUILDER under the provisions of Paragraph 2 of this Article together with interest thereon at the rate of six per cent (6%) per annum from the date following the date of receipt by the BUILDER of such pre-delivery instalment(s) to the date of payment by the BUILDER to the BUYER of the refund.

If the parties hereto fail to reach such agreement within one (1) month after the VESSEL is determined to be a total loss or constructive total loss, the provisions of (b) hereinabove shall be applied.

7.	DISCHARGE OF OBLIGATIONS

Such refund as provided in the foregoing Paragraphs 5 and 6 by the BUILDER to the BUYER shall forthwith discharge all the obligations, duties and liabilities of each of the parties hereto to the other except the claims of the BUILDER against the BUYER, if any, under this CONTRACT. Any and all refunds or payments due to the BUYER under this CONTRACT shall be effected by telegraphic transfer to the account specified by the BUYER.

8.	REFUND GUARANTEE

The BUILDER shall furnish to the BUYER by a tested telex or SWIFT through the BUYER’s bank an assignable letter of guarantee issued by the BUILDER’s Bank for the refund of the pre-delivery instalments plus interest as aforesaid to the BUYER under or pursuant to Paragraph 5 above in the form annexed hereto as Exhibit “A”. All expenses in issuing and maintaining the letter of guarantee described in this Paragraph shall be borne by the BUILDER. In case of SWIFT, the BUYER shall advise the BUILDER of the details of the BUYER’s bank including the SWIFT address upon execution of this CONTRACT.

9.	PERFORMANCE GUARANTEE

Upon signing this CONTRACT, the BUYER shall provide the BUILDER with an irrevocable and unconditional Corporate Guarantee issued by a Corporate Guarantor acceptable to the BUILDER for the due and faithful performance by the BUYER of all its liabilities and responsibilities under the CONTRACT including, but not limited to, the payment of the CONTRACT PRICE and taking delivery of the VESSEL, in the form annexed hereto as Exhibit “B”.

(End of Article)

ARTICLE XI - BUYER’S DEFAULT

1.	DEFINITION OF DEFAULT

The BUYER shall be deemed to be in default under this CONTRACT in the following cases:

(a)	If the first, second, third, or fourth instalment is not paid to the BUILDER within respective DUE DATE of such instalments; or

(b)
If the fifth instalment is not deposited at the account of the BUILDER’s Bank or at the account of the BUILDER with any other bank designated by the BUILDER in accordance with Article X.4. (a)(ii) hereof or if the said fifth instalment deposit is not released to the BUILDER against presentation by the BUILDER of a duplicate original copy of the PROTOCOL OF DELIVERY AND ACCEPTANCE; or

(c)	If the BUYER fails to take delivery of the VESSEL when the VESSEL is duly tendered for delivery by the BUILDER under the provisions of Article VII hereof; or

(d)	If an order or an effective resolution shall be passed for winding up of the BUYER (except for the purpose of reorganization, merger or amalgamation); or

(e)	If the BUYER fails to be in punctual, due and full compliance with any of its obligations under this CONTRACT.

In case the BUYER is in default of any of its obligations under this CONTRACT, the BUILDER is entitled to and shall have the following rights, powers and remedies in addition to such other rights, powers and remedies as the BUILDER may have elsewhere in this CONTRACT and/or at law, at equity or otherwise.

2.	EFFECT OF THE BUYER’S DEFAULT ON OR BEFORE THE DELIVERY OF THE VESSEL

If the BUYER shall be in default as provided in Paragraph 1 above of its obligations under this CONTRACT, then;

(a)
The DELIVERY DATE of the VESSEL shall be extended automatically for the actual period of such default and the BUILDER shall not be obliged to pay any liquidated damages for the delay in delivery of the VESSEL caused thereby.

(b)
The BUYER shall pay to the BUILDER interest at the rate of six per cent (6%) per annum in respect of the instalment(s) in default from the respective DUE DATE to the date of actual receipt by the BUILDER of the full amount of such instalment(s).

(c)
If the BUYER is in default in payment of any of the instalment(s) due and payable prior to or simultaneously with the delivery of the VESSEL, the BUILDER shall, in writing or by facsimile, notify the BUYER to that effect, and the BUYER shall, upon receipt of such notification, forthwith acknowledge in writing or by facsimile to the BUILDER that such notification has been received.

(d)
If any of the BUYER’s default continues for a period of seven (7) days after the BUILDER’s notification to the BUYER of such default, the BUILDER may, at its option, rescind this CONTRACT by serving upon the BUYER a written notice or a facsimile notice of rescission confirmed in writing.

(e)
In the event of such cancellation by the BUILDER of this CONTRACT due to the BUYER’s default as provided for in paragraph 1 above, the BUILDER shall be entitled to retain and apply the instalments already paid by the BUYER to the recovery of the BUILDER’s loss and damage including, but not being limited to, reasonable estimated profit due to the BUYER’s default and the cancellation of this CONTRACT and at the same time the BUILDER shall have the full right and power either to complete or not to complete the VESSEL which is the sole property of the BUILDER as it deems fit, and to sell the VESSEL at a public or private sale on such terms and conditions as the BUILDER thinks fit without being answerable for any loss or damage.

The proceeds received by the BUILDER from the sale shall be applied in addition to the instalment(s) retained by the BUILDER as mentioned hereinabove as follows:

First,
in payment of all reasonable costs and expenses of the sale of the VESSEL, including interest thereon at six per cent (6%) per annum from the respective date of payment of such costs and expenses aforesaid to the date of sale on account of the BUYER’s default.

Second,
if the VESSEL has been completed, in or towards satisfaction of the unpaid balance of the CONTRACT PRICE, to which shall be added the cost of all additional work and extras agreed by the BUYER including interest thereon at six per cent (6%) per annum from the respective DUE DATE of the instalment in default to the date of sale, or if the VESSEL has not been completed, in or towards satisfaction of the unpaid amount of the cost incurred by the BUILDER prior to the date of sale on account of construction of the VESSEL, including work, labour, materials and reasonably estimated profit which the BUILDER would have been entitled to receive if the VESSEL had been completed and delivered plus interest thereon at six per cent (6%) per annum from the respective DUE DATE of the instalment in default to the date of sale.

Third,	the balance of the proceeds, if any, shall belong to the BUYER, and shall forthwith be paid over to the BUYER by the BUILDER.

In the event of the proceeds from the sale together with instalment(s) retained by the BUILDER being insufficient to pay the BUILDER, the BUYER shall be liable for the deficiency and shall pay the same to the BUILDER upon its demand.

(End of Article)

ARTICLE XII - BUYER’S SUPPLIES

1.	RESPONSIBILITY OF THE BUYER

The BUYER shall, at its cost and expense, supply all the BUYER’s supplies as specified in Paragraph 1.7.2 of the SPECIFICATIONS (hereinafter called the “BUYER’S SUPPLIES”), to the BUILDER at the SHIPYARD in perfect condition ready for installation and in accordance with the time schedule to be furnished by the BUILDER to meet the building schedule of the VESSEL.

In order to facilitate the installation of the BUYER’S SUPPLIES by the BUILDER, the BUYER shall furnish the BUILDER with the necessary plans, instruction books, test report and all test certificates required by the BUILDER and shall cause the representative(s) of the makers of the BUYER’S SUPPLIES to give the BUILDER any advice, instructions or assistance which the BUILDER may reasonably require in the installation or adjustment thereof at the SHIPYARD, all without cost or expense to the BUILDER.

The BUYER shall be liable for any expense incurred by the BUILDER for repair of the BUYER’S SUPPLIES due to defective design or materials, poor workmanship or performance or due to damage in transit and the DELIVERY DATE of the VESSEL shall be extended for the period of such repair if such repair shall affect the delivery of the VESSEL.

Commissioning into good order of the BUYER’S SUPPLIES during and after installation on board shall be made at the BUYER’s expense by the representative of respective maker or the person designated by the BUYER in accordance with the BUILDER’s building schedule.

Should the BUYER fail to deliver to the BUILDER the BUYER’S SUPPLIES and the necessary document or advice for such supplies within the time specified by the BUILDER, the DELIVERY DATE of the VESSEL shall automatically be extended for the period of such delay if such delay in delivery shall affect the delivery of the VESSEL. In such event, the BUYER shall pay to the BUILDER all losses and damages sustained by the BUILDER due to such delay in the delivery of the BUYER’S SUPPLIES and such payment shall be made upon delivery of the VESSEL, provided, however, that the BUILDER shall have:

(a)	furnished the BUYER with the time schedule referred to above, two (2) months prior to installation of the BUYER’S SUPPLIES and

(b)
given the BUYER written notice of any delay in delivery of the BUYER’S SUPPLIES and the necessary document or advice for such supplies as soon as the delay occurs which might give rise to a claim by the BUILDER under this Paragraph.

Furthermore, if the delay in delivery of the BUYER’S SUPPLIES and the necessary document or advice for such supplies should exceed ten (10) days from the date specified by the BUILDER, the BUILDER shall be entitled to proceed with construction of the VESSEL without installation of such items (regardless of their nature or importance to the BUYER or the VESSEL) in or on the VESSEL without prejudice to the BUILDER’s right hereinabove provided, and the BUYER shall accept the VESSEL so completed.

2.	RESPONSIBILITY OF THE BUILDER

The BUILDER shall be responsible for storing, safekeeping and handling the BUYER’S SUPPLIES which the BUILDER is required to install on board the VESSEL under the SPECIFICATIONS after delivery of such supplies to the SHIPYARD, and shall install such supplies on board the VESSEL at the BUILDER’s expense unless otherwise specified in the SPECIFICATIONS.

However, the BUILDER shall not be responsible for the quality, performance or efficiency of any equipment included in the BUYER’S SUPPLIES and is under no obligation with respect to the guarantee of such equipment against any defects caused by poor quality, performance or efficiency of the BUYER’S SUPPLIES. If any of the BUYER’S SUPPLIES is lost or damaged while in the custody of the BUILDER, the BUILDER shall, if the loss or damage is due to wilful default or negligence on its part, be responsible for such loss or damage.

(End of Article)

ARTICLE XIII – ARBITRATION

1.	APPOINTMENT OF THE ARBITRATOR

If any dispute or difference shall arise between the parties hereto concerning any matter or thing herein contained, or the operation or construction thereof, or any matter or thing in any way connected with this CONTRACT or the rights, duties or liabilities of either party under or in connection with this CONTRACT, then, in every such case, the dispute or difference shall be referred to arbitration in London by a sole arbitrator. The arbitrator shall be appointed by agreement within fourteen (14) days of first written notification of either party to the other of intention to arbitrate such dispute or difference, or in default of such agreement, upon the application of either of the parties, by the President for the time being of the London Maritime Arbitrators Association who shall in making any such appointment have due regard to the requirement for an expeditious resolution of the dispute and in particular the availability of any arbitrator so appointed for an early hearing date.

2.	LAWS APPLICABLE

Any arbitration arising hereunder shall be governed by and construed in accordance with the Arbitration Act 1996 of England or any statutory modification or re-enactments thereof for the time being in force. The award of the arbitrator shall be final and binding upon parties hereto.

3.	PROCEEDINGS

In the event of any dispute or difference arising or occurring prior to delivery to or acceptance by, the BUYER of the VESSEL being referred to arbitration, the parties hereby acknowledge that time is of the essence in obtaining an award from the arbitrator on such dispute or difference and the parties hereby agree that the arbitration shall be conducted according to the following timetable:

(a)	The claimant in the arbitration to serve points of claim within fourteen (14) days of the appointment of the arbitrator.

(b)	The respondent in the arbitration to serve points of defence and points of counterclaim, if any, within fourteen (14) days thereafter.

(c)
The claimant to serve points of reply and defence to counterclaim, if any, within seven (7) days thereafter and the hearing of the arbitration to commence within twelve (12) weeks of the appointment of the arbitrator.

4.	ALTERATION OF DELIVERY OF THE VESSEL

In the event of the arbitration of any dispute or difference arising or occurring prior to delivery to, or acceptance by the BUYER of the VESSEL, the award by the arbitrator shall include a finding as to whether or not the contractual delivery date of the VESSEL should, as a result of such dispute, be in any way altered thereby.

(End of Article)

ARTICLE XIV - SUCCESSORS AND ASSIGNS

The BUILDER agrees that, prior to delivery of the VESSEL, this CONTRACT may, with the prior written approval of the BUILDER, which the BUILDER shall not unreasonably withhold, be transferred to and the title thereof may be taken by another company. In the event of any assignment pursuant to the terms of this CONTRACT, the assignee, its successors and assigns shall succeed to all the rights and obligations of the BUYER under this CONTRACT. However, the BUYER shall remain responsible for performance by the assignee, its successors and assigns of all the BUYER’s obligations, liabilities and responsibilities under this CONTRACT. It is understood that any expenses or charges incurred due to the transfer of this CONTRACT shall be for the account of the BUYER.

The BUILDER shall have the right to assign this CONTRACT at any time after the effective date hereof, provided that prior written agreement is obtained from the BUYER.

(End of Article)

ARTICLE XV - TAXES AND DUTIES

1.	TAXES

Unless otherwise expressly provided for in this CONTRACT, all costs and taxes including stamp duties, if any, incurred in or levied by any country except Korea in connection with this CONTRACT shall be borne by the BUYER and corresponding costs and taxes in Korea, before delivery of the VESSEL, if any, shall be borne by the BUILDER.

2.	DUTIES

The BUILDER shall hold the BUYER harmless from any payment of duty imposed in Korea upon materials or supplies which, under the terms of this CONTRACT, or amendments thereto, may be supplied by the BUYER from abroad for the construction of the VESSEL.

The BUILDER shall likewise hold the BUYER harmless from any payment of duty imposed in Korea in connection with materials or supplies for operation of the VESSEL, including running stores, provisions and supplies necessary to stock the VESSEL for its operation. This indemnity does not, however, extend to any items purchased by the BUYER for use in connection with the VESSEL which are not absolutely required for the construction or operation of the VESSEL.

(End of Article)

ARTICLE XVI - PATENTS, TRADEMARKS AND COPYRIGHTS

1.	PATENTS, TRADEMARKS AND COPYRIGHTS

Machinery and equipment of the VESSEL, whether made or furnished by the BUILDER under this CONTRACT, may bear the patent numbers, trademarks, or trade names of the manufacturers. The BUILDER shall defend and save harmless the BUYER from all liabilities or claims for or on account of the use of any patents, copyrights or design of any nature or kind, or for the infringement thereof including any unpatented invention made or used in the performance of this CONTRACT and also for any costs and expenses of litigation, if any in connection therewith. No such liability or responsibility shall be with the BUILDER with regard to components and/or equipment and/or design supplied by the BUYER.

Nothing contained herein shall be construed as transferring any patent or trademark rights or copyrights in equipment covered by this CONTRACT, and all such rights are hereby expressly reserved to the true and lawful owners thereof.

2.	RIGHTS TO THE SPECIFICATIONS, PLANS, ETC.

The BUILDER retains all rights with respect to the SPECIFICATIONS, plans and working drawings, technical descriptions, calculations, test results and other data, information and documents concerning the design and construction of the VESSEL and the BUYER shall not disclose the same or divulge any information contained therein to any third parties, including but not limited to any other shipbuilders, without the prior written consent of the BUILDER, excepting where it is necessary for usual operation, repair and maintenance of the VESSEL. In case the BUYER is in breach of its obligation under this Article, the BUILDER shall be entitled to any rights, powers and remedies in this CONTRACT and/or at law, at equity or otherwise to recover any damages caused by the breach of the BUYER.

(End of Article)

ARTICLE XVII - INTERPRETATION AND GOVERNING LAW

This CONTRACT has been prepared in English and shall be executed in duplicate and in such number of additional copies as may be required by either party respectively. The parties hereto agree that the validity and interpretation of this CONTRACT and of each Article and part thereof shall be governed by the laws of England.

(End of Article)

ARTICLE XVIII – NOTICE

Any and all notices, requests, demands, instructions, advices and communications in connection with this CONTRACT shall be written in English, sent by registered air mail or e-mail or facsimile and shall be deemed to be given when first received whether by registered mail or facsimile. They shall be addressed as follows, unless and until otherwise advised :

To the BUILDER:	DAEHAN SHIPBUILDING CO., LTD.
748, Woodoo-Ri, Dolsan-Up, Yeosu City, Jeonnam, Korea c/o 3rd Floor, Moodeung Building, 20-2, 2-Ga, Gumnam-Ro, Dong-Gu, Gwangju, Korea Attn: [ ] Tel : [ ] Facsimile : [ ] E-mail : [ ]

To the BUYER :	GOLDEN OCEAN GROUP LIMITED

Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton HM 08,
Bermuda
c/o GOLDEN OCEAN MANAGEMENT ASIA PTE LTD.
168 Robinson Road, #24-01 Capital Tower, Singapore 068912

Attn:  [                     ]

Tel :  [                     ]
Facsimile:  [                     ]
E-mail:  [                     ]

The said notices shall become effective upon receipt of the letter or e-mail or facsimile communication by the receiver thereof. Where a notice by e-mail or facsimile is concerned which is required to be confirmed by letter, then, unless the CONTRACT or the relevant Article thereof otherwise requires, the notice shall become effective upon receipt of the e-mail or facsimile.

(End of Article)

ARTICLE XIX - EFFECTIVENESS OF THIS CONTRACT

This CONTRACT shall become effective upon signing by the parties hereto.

(End of Article)

ARTICLE XX – EXCLUSIVENESS

This CONTRACT shall constitute the only and entire agreement between the parties hereto, and unless otherwise expressly provided for in this CONTRACT, all other agreements, oral or written, made and entered into between the parties prior to the execution of this CONTRACT shall be null and void.

(End of Article)

IN WITNESS WHEREOF, the parties hereto have caused this CONTRACT to be duly executed on the date and year first above written.

BUYER	BUILDER

For and on behalf of	For and on behalf of

GOLDEN OCEAN GROUP LIMITED	DAEHAN SHIPBUILDING CO., LTD.

By:		By:
Name:	Anders Zorn	Name:	Min Ho Song
Title:	Attorney-in-fact	Title:	Attorney-in-fact

WITNESS:	WITNESS:

EXHIBIT “A”

LETTER OF GUARANTEE

Date :_______________

Gentlemen:

We hereby open our irrevocable letter of guarantee number ______________ in favor of GOLDEN OCEAN GROUP LIMITED or its nominee (hereinafter called the “BUYER”) for account of DAEHAN SHIPBUILDING CO., LTD., Korea (hereinafter called the “BUILDER”) as follows in connection with the shipbuilding contract dated 30th November, 2006 (hereinafter called the “CONTRACT”) made by and between the BUYER and the BUILDER for the construction of one (1) 170,500 DWT Class Bulk Carrier having the BUILDER’s Hull No. HN-101[  ] (hereinafter called the “VESSEL”).

If, in connection with the terms of the CONTRACT, the BUYER shall become entitled to a refund of the advance payments made to the BUILDER prior to the delivery of the VESSEL, we hereby irrevocably guarantee the repayment of the same to the BUYER within thirty (30) days after demand not exceeding US$16,200,000.- (Say U.S. Dollars Sixteen Million Two Hundred Thousand only) together with interest thereon at the rate of six per cent (6%) per annum from the date following the date of receipt by the BUILDER to the date of remittance by telegraphic transfer of such refund.

The amount of this guarantee will be automatically increased upon the BUILDER’s receipt of the second, third and fourth instalments plus interest thereon as provided in the CONTRACT, but in any eventuality the amount of this guarantee shall not exceed the total sum of US$64,800,000.- (Say U.S. Dollars Sixty Four Million Eight Hundred Thousand only) plus interest thereon at the rate of six per cent (6%) per annum from the date following the date of the BUILDER’s receipt of each instalment to the date of remittance by telegraphic transfer of the refund.

The payment by the undersigned under this guarantee (subject to the second and third paragraph hereof) shall be made upon simple receipt by us of written demand from you including a signed statement certifying that the BUYER’s demand for refund has been made in conformity with Article X of the CONTRACT and the BUILDER has failed to make the refund.

Notwithstanding the provisions hereinabove, in the event that within thirty (30) days from the date of your claim to the BUILDER referred to above, we receive notification from you or the BUILDER accompanied by written confirmation to the effect that your claim to cancel the CONTRACT or your claim for refundment thereunder has been disputed and referred to arbitration in accordance with the provisions of the CONTRACT, we shall under this guarantee, refund to you the sum adjudged to be due to you by the BUILDER pursuant to the award made under such arbitration immediately upon receipt from you of a demand for the sums so adjudged and a copy of the award. And in any case the sum will not exceed US$64,800,000.- (Say U.S. Dollars Sixty Four Million Eight Hundred Thousand only) together with interest thereon at the rate of six per cent (6%) per annum from the date following the date of receipt by the BUILDER to the date of remittance by telegraphic transfer of such refund.

This letter of guarantee shall become null and void upon receipt by the BUYER of the sum guaranteed hereby or upon acceptance by the BUYER of the delivery of the VESSEL in accordance with the terms of the CONTRACT and, in either case, the BUYER shall return this letter of guarantee to us or shall arrange with their bank to confirm us by SWIFT (our SWIFT address : ______________________ ) that this letter of guarantee has been null and void.

This letter of guarantee is assignable and valid from the date of this Letter of Guarantee until such time as the VESSEL is delivered by the BUILDER to the BUYER in accordance with the provisions of the CONTRACT.

This guarantee shall be governed by and construed in accordance with the laws of England and the undersigned hereby submits to the non-exclusive jurisdiction of the Courts of England.

Very truly yours,
For and on behalf of XXXXXX Bank
By:__________________________ Name: Title:

A-1

EXHIBIT “B”

DAEHAN SHIPBUILDING CO., LTD.
748, Woodoo-Ri, Dolsan-Up, Yeosu City
Jeonnam, Korea

Date :___________________

PERFORMANCE GUARANTEE

Gentlemen,

In consideration of your executing a shipbuilding contract (hereinafter called the “CONTRACT”) dated 30th November, 2006 with GOLDEN OCEAN GROUP LIMITED or its nominee (hereinafter called the “BUYER”) providing for the construction of one (1) 170,500 DWT Class Bulk Carrier haying the BUILDER’s Hull No. HN-101[  ] (hereinafter called the “VESSEL”), and providing, among other things, for payment of the contract price amounting to United States Dollars Eighty One Million only (US$81,000,000.-) for the VESSEL, prior to, upon and after the delivery of the VESSEL, the undersigned, as a primary obligor and not as a surety merely, hereby unconditionally and irrevocably guarantees to you, your successors and assigns, the due and faithful performance by the BUYER of all its liabilities and responsibilities under the CONTRACT and any supplements, amendments, changes or modifications hereinafter made thereto including but not limited to, due and prompt payment of the contract price (whether on account of principal, interest or otherwise) by the BUYER to you, your successors and assigns under the CONTRACT, notwithstanding any obligation of the BUYER being or becoming unenforceable by defect in or want of its powers, (hereby expressly waiving notice of any such supplement, amendment, change or modification as may be agreed to by the BUYER) and confirms that this guarantee shall be fully applicable to the CONTRACT whether so supplemented, amended, changed or modified and if it shall be assigned by the BUYER in accordance with the terms of the CONTRACT. This guarantee will expire on delivery of the VESSEL to the BUYER.

The undersigned hereby certifies, represents and warrants that all acts, conditions and things required to be done and performed and to have occurred precedent to the creation and issuance of this guarantee, and to constitute the guarantee the valid and legally binding obligation of the undersigned enforceable in accordance with its terms have been done and performed and have occurred in due and strict compliance with applicable laws.

The payment by the undersigned under this guarantee shall be made forthwith upon receipt by us of written demand from you including a statement that the BUYER is in default of payment of the amounts (including, but not limited to, the instalment(s) payable prior to or upon delivery of the VESSEL) that were due under the CONTRACT, without requesting you to take any or further procedure or step against the BUYER. In the event that any withholding or deduction is imposed by any law, the undersigned will pay such additional amount as may be necessary in order that the actual amount received after deduction or withholding shall equal to the amount that would have been received if such deduction or withholding were not required.

This guarantee shall be governed by and interpreted in accordance with the laws of England and the undersigned hereby submits to the non-exclusive jurisdiction of the Courts of England and appoints __________________________________ to receive service of proceedings in such courts on its behalf.

Very truly yours,
For and on behalf of BUYER
By:__________________________ Name: Title:

B-1

FORM OF

NOVATION AGREEMENT

THIS AGREEMENT is dated 21 June, 2007 and is made BETWEEN:

(I)
Golden Ocean Group Ltd., a corporation incorporated and existing under the laws of Bermuda having its registered office at Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton HM 08, Bermuda (the “BUYER”), and

(II)
Daehan Shipbuilding Co. Ltd. a corporation incorporated and existing under the laws of the Republic of Korea (the “BUILDER”) having its registered office at 748, Woodoo-Ri, Dolsand-Up, Yeosu City, Jeonnam, Korea, and

(III)	KTL Belgravia [ ] Inc, a corporation incorporated and existing under the laws of Liberia having its registered office at 80 Broad Street, Monrovia, Liberia (the “SUBSTITUTED BUYER”).

WHEREAS:

1.1
Under an agreement made on 30 November 2006 between the Buyer and the Builder the Builder has agreed to construct a 170,500 dwt class bulk carrier vessel for the Buyer with hull no. HN-101[  ] (the “Shipbuilding Contract”).

1.2	Under Article XIV of the Shipbuilding Contract the Buyer is permitted to transfer the Shipbuilding Contract, with the consent of the Builder.

1.3
The Buyer wishes to transfer its rights and obligations under the Shipbuilding Contract to the Substituted Buyer which is a company in the same group as the Buyer, and the Builder has agreed to this on the condition that the Buyer provides the Builder with a performance guarantee pursuant to Article X, clause 9, guaranteeing the performance of the Substituted Buyer under the Shipbuilding Contract.

1.4
In accordance with recital (C) herein, the terms of Article XIV of the Shipbuilding Contract and the terms hereof the Builder has agreed to release and discharge the Buyer of its rights and obligations under the Shipbuilding Contract. The Substituted Buyer has agreed to assume, the obligations of the Buyer to the Builder under the Shipbuilding Contract, and the Buyer has agreed to release and discharge the Builder from its rights and obligations to the Buyer under the Shipbuilding Contract, in each case on the terms and subject to the conditions contained in this Agreement.

1.5
Pursuant to Article X, Clause 8 of the Shipbuilding Contract a refund guarantee has been issued by XXXXXX Bank (the “Refund Guarantor”) in favour of the Buyer or its nominee (the “Refund Guarantee”). The nomination and novation under the Shipbuilding Contract is subject to all rights of the Buyer under a new refund guarantee on the same terms as the Refund Guarantee (the “Substituted Refund Guarantee”) is issued to the Substituted Buyer as set out below as soon as the existing Refund Guarantee has been discharged by the Substituted Buyer’s bank by SWIFT as set out below.

AGREEMENT

1.1     Novation

With effect from 21 June 2007 (“Novation Date”):

(i)
The Substituted Buyer agrees with the Builder to assume all the rights and obligations of the Buyer to the Builder under or arising from the Shipbuilding Contract, (except any rights or obligations that have been fully and properly performed prior to the Novation Date);

(ii)
the Buyer releases and discharges the Builder from all its rights and obligations and liability to the Buyer under the Shipbuilding Contract and from all (if any) liability to the Buyer arising from any act or omission of the Builder in the performance of all or any of the Builder’s obligations to the Buyer under the Shipbuilding Contract;

(iii)
on the condition that the Buyer has issued a performance guarantee in favour of the Builder as set out in Article X, Clause 9 of the Shipbuilding Contract prior to the entering into of this Novation Agreement, the Builder releases and discharges the Buyer from all its rights and obligations and liability to the Builder under the Shipbuilding Contract and from all (if any) liability to the Builder arising from any act or omission of the Buyer in the performance of all or any of the Buyer’s obligations to the Builder under the Shipbuilding Contract;

(iv)
the Builder agrees to ensure that the Substituted Refund Guarantee is issued in writing to the Substituted Buyer as soon as possible after the Substituted Buyer’s bank, the XXXXXX, having confirmed by swift message to the Builder’s bank, XXXXXX Bank (swift address XXXXXXXXXXX) that the existing Refund Guarantee is considered null and void; and

(iv)
the Builder agrees with the Substituted Buyer to be bound by its rights and obligations under the Shipbuilding Contract (to the extent that they have not been fully and properly performed prior to the Novation Date) in every way as if the Substituted Buyer had been a party to the Contract in place of the Buyer.

1.2     Obligations
The parties acknowledge and agree that:

(i)
any obligations of the Buyer to the Builder pursuant to the terms of the Shipbuilding Contract which are not performed as at the Novation Date shall not be deemed to be waived by the Builder by virtue of the novation of the Shipbuilding Contract pursuant to the terms of this Agreement, but shall be performed by the Substituted Buyer;

(ii)
any obligations of the Builder pursuant to the terms of the Shipbuilding Contract which are not performed as at the Novation Date shall not be deemed to be waived by the Substituted Buyer by virtue of the novation of the Shipbuilding Contract pursuant to the terms of this Agreement, but shall be performed by the Builder.

2        AMENDMENTS

The Builder and the Substituted Buyer hereby agree that, with effect from the Novation Date, the Shipbuilding Contract shall be amended so that all references to the Buyer shall be interpreted as references to the Substituted Buyer.

3        GOVERNING LAW AND DISPUTES

This Agreement shall be governed and interpreted in accordance with the laws of England. The terns relating to disputes and arbitration as contained In Article XIII of the Shipbuilding Contract shall apply to this Agreement.
The parties have entered into this Agreement the day and year first above written.

Signed by Anders Zorn
For and on behalf of the Buyer

______________________________

Signed by [name]
For and on behalf of the Builder

______________________________

Signed by Anders Zorn
For and on behalf of the Substituted Buyer

______________________________

Novation agreement hull 101[  ]